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DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1                              FILED # C 6866-00
Carson City, Nevada 89701-4299
(775) 684-5708                                                SEP 23 2004
Website: secretaryofstate.biz


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Certificate to Accompany
   Restated Articles
   (Pursuant to NRS)
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          This Form is to Accompany Restated Articles of Incorporation
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          (Pursuant to NRS 78.403, 82.371, 86.221, 88.355 or 88A.250)
        (This form is also to be used to accompany Restated Articles for
       Limited-Liability Companies, Certificates of Limited Partnership,
          Limited-Liability Limited Partnerships and Business Trusts)

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1. Name of Nevada entity as last recorded in this office:

     FemOne, Inc.
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2. The articles are being [ ] Restated or [X] Amended and Restated (check one only). Please entitle your articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box.*

   [ ] No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on ________________. The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

   [ ] The entity name has been amended.

   [ ] The resident agent has been changed. (attach Certificate of Acceptance from new resident agent)

   [ ] The purpose of the entity has been amended.

   [X] The authorized shares have been amended.

   [ ] The directors, managers or general partners have been amended.

   [ ] IRS tax language has been added.

   [ ] Articles have been added.

   [ ] Articles have been deleted.

   [ ] Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

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* This form is to accompany Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles or certificates.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                  FEMONE, INC.

To the Secretary of State
State of Nevada

Pursuant to the provisions of Nevada Revised Statutes, Title 7, Chapter 78, the undersigned officers of FemOne, Inc. (the "Corporation"), which is a corporation for profit organized under the laws of the State of Nevada, do hereby certify that the following is the entire text of the Articles of Incorporation of the Corporation as heretofore amended and as hereby restated, and that the Board of Directors of the Corporation at a meeting duly convened and held on the 23rd day of July, 2004 adopted resolutions to amend and restate the Corporation's Articles of Incorporation as follows:

         ARTICLE ONE:      The name of the Corporation is FemOne, Inc.

         ARTICLE TWO:      The purpose of the corporation is to engage in any
                           lawful act or activity not in conflict with the laws of the State of Nevada or of the United States of America.

         ARTICLE THREE:    The Corporation is authorized to issue one (1) class
                           of stock, which is voting Common Stock. The shares of Common Stock which this Corporation is authorized to issue shall have a par value of One-Tenth of One Cent
                           ($.001) per share and the number of shares of Common
                           Stock this Corporation is authorized to issue is one hundred fifty million (150,000,000) shares.

         ARTICLE FOUR:     The Corporation shall, to the fullest extent
                           permitted by Nevada Revised Statutes Section 78.751, as the same may be amended, supplemented or replaced from time to time, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which one indemnified hereunder may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or

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                           agent and shall inure to the benefit of the heirs,
                           executors and administrators of such person. Pursuant to said Section 78.751, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

         ARTICLE FIVE:     A director of the Corporation shall not be liable to
                           the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Nevada
                           Revised Statutes as the same exist or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The number of shares of the Corporation outstanding and entitled to vote on an amendment to and restatement of the Articles of Incorporation are __________________________________ (___________) shares of common stock. The foregoing amendment and restatement has been consented to and approved by a majority vote of the stockholders holding at least a majority of the common stock outstanding and entitled to vote thereon.

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IN WITNESS WHEREOF, the undersigned officers have hereunto subscribed our names this 20th day of September, 2004.

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                                                    Ray W. Grimm, Jr.,
                                                    Chief Executive Officer


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                                                    Alfred Hanser,
                                                    Secretary

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